U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2005

UCN, INC.
(Exact name of registrant as specified in its charter)

0-26917
(Commission File No.)

Delaware	87-0528557
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

14870 Pony Express Road, Bluffdale, Utah 8406
(Address of principal executive offices)

(801) 320-3300
(Registrant’s telephone number)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Item 3.02     Unregistered Sales of Securities.

Item 5.03     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal year.

On December 29, 2004, UCN, Inc. gave notice to the holders of Series A Convertible Preferred Stock (“Series A Stock”) and Series B Convertible Preferred Stock (“Series B Stock”) that it was redeeming all outstanding shares of both series on January 29, 2005. There were 1,753,993 shares of Series A Stock outstanding with a total redemption value of $3,507,986 and 397,800 shares of Series B Stock outstanding with a total redemption value of $3,978,000. An eight percent cumulative dividend was paid semi-annually to holders of Series A Stock and Series B Stock.

As of January 28, 2005 holders of the Series A Stock and Series B Stock converted their preferred shares to common stock. As a result, all of the shares of Series A Stock and Series B Stock outstanding were converted to a total of 3,742,993 shares of UCN common stock. Following the conversion, UCN has only one class of capital stock outstanding, common stock par value $0.0001, and the total number of shares outstanding is 20,615,712.

The shares of common stock were issued in reliance on the exemption from registration set forth in Section 3(9) of the Securities Act of 1933 covering exchanges of securities of an issuer solely with existing security holders. No commission or other remuneration was paid to any person for services or assistance in effecting the conversion.

The terms of both the Series A Stock and Series B Stock provide that converted shares can not be reissued and are returned to the status of authorized and unissued shares of preferred stock. The practical effect is to amend the Certificate of Incorporation of UCN to eliminate any authorization of, or reference to, the Series A Stock and Series B Stock. UCN intends to file a certificate with the Secretary of State of Delaware to memorialize this change.

On February 1, 2005 UCN issued a press release entitled “UCN Completes Preferred Stock Conversion,” pertaining to the conversion. The press release is attached as Exhibit 99.1

Item 9.01 Financial Statements and Exhibits

Exhibits: The following document included as an exhibit to this Form 8-K is furnished (not filed) pursuant to the requirements of Form 8-K.

Exhibit No.	Title of Document
99.1	Press Release dated February 1, 2005 entitled "UCN Completes Preferred Stock Conversion"

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UCN, INC.

Date: February 1, 2005	By:	/s/ Paul Jarman
Paul Jarman, President